Exhibit 23.2

June 18, 2020

Board of Trustees

Eastern Bank Corporation

Board of Directors

Eastern Bankshares, Inc.

Eastern Bank 265 Franklin Street

Boston, Massachusetts 02110

Members of the Board of Trustees and Board of Directors:

We hereby consent to the use of our firm’s name in the Form FR Y-3, and any amendments thereto, to be filed with the Federal Reserve Board, in the Application for Conversion, and any amendments thereto, to be filed with the Massachusetts Commissioner of Banks, and in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates and our statement concerning subscription rights in such filings including the prospectus of Eastern Bankshares, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,
RP® FINANCIAL, LC.

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